Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by Federal Street Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Federal Street Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto.  I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 20, 2017
/s/ Kent Weldon
Signature
Kent Weldon